FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of the 25th day of September, 2018 (the “Amendment”) by and among OvaScience, Inc., a Delaware corporation (“Buyer”), Orion Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”) and Millendo Therapeutics, Inc., a Delaware corporation (the “Company” and together with Buyer and Merger Sub, the “Parties”).
RECITALS
A.    The Parties have entered into an Agreement and Plan of Merger and Reorganization dated as of August 8, 2018 (the “Agreement”);
B.    The Parties wish to amend the Agreement to, among other things, (i) clarify that certain shares of the Company’s common stock will not be included in the Form S-4, (ii) clarify that certain shares of the Company’s common stock will be included in the Form S-3 (as defined in the text of this Amendment), (iii) revise the post-Closing composition of the Buyer’s board of directors and (iv) modify certain definitions in the Agreement.
C.    The Agreement may be amended by an instrument in writing signed on behalf of each of the Company and Buyer with the approval of their respective boards of directors.
AGREEMENT
THEREFORE, in consideration of the foregoing recitals (which are incorporated as an integral part hereof), the mutual agreements of the Parties set forth in the Agreement, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
1.    Defined Terms. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings set forth in the Agreement.
2.    Amendment of Section 5.1(a). Section 5.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“As promptly as practicable after the date of this Agreement, (i) Orion shall prepare and file with the SEC a proxy statement relating to the Orion Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”), (ii) Orion, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Orion Common Stock to be issued by virtue of the Merger which Registration Statement will not include the shares of Orion Common Stock to be issued in exchange for shares of Company Common Stock issued in connection with the consummation of the Company Pre-Closing Financing and (iii) Orion, in cooperation with the Company, shall prepare and file with the SEC a resale registration statement on Form S-3 (the “Form S-3”), in connection with the registration under the Securities Act of the shares of Orion Common Stock to be issued in exchange for shares of Company Common Stock issued in connection with the consummation of the Company Pre-Closing Financing pursuant to a Company Pre-Closing Financing Agreement (other than the Subscription Agreement that was executed concurrently with the execution of the Merger Agreement). Each of Orion and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of such shares of Orion Common Stock pursuant to the Merger (other than shares of Orion Common Stock to be issued in exchange for shares of Company Common Stock issued in connection with the consummation of the Company Pre-Closing Financing). Each of Orion and the Company shall use their commercially reasonable efforts to cause the Form S-3 to become effective no later than the Closing Date and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of the shares of Orion Common Stock to be issued in exchange for shares of Company Common Stock issued in connection with the consummation of the Company Pre-Closing Financing pursuant to a Company Pre-Closing Financing Agreement (other than the Subscription Agreement that was executed concurrently with the execution of the Merger Agreement). Each of Orion, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement, the Form S-3 and Proxy Statement. Orion covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) and the Form S-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by the Company or its Subsidiaries to Orion for inclusion in the Registration Statement (including the Company Financial Statements) and the Form S-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Orion makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, and the Form S-3 based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein. Orion shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If Orion, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, the Form S-3 or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Orion Stockholders.”
3.    Amendment of Section 5.1(b). The following paragraph shall be added to the end of Section 5.1(b) of the Merger Agreement:

“Notwithstanding anything to the contrary stated above, prior to filing of the Form S-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Orion shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. Orion will advise the Company, promptly after Orion receives notice thereof, of the time when the Form S-3 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Orion Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-3 or for additional information.”
4.    Amendment of Section 5.11. Section 5.11 is hereby amended and restated in its entirety to read as follows:

“Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing. .”

5.    Amendment of Certain Definitions. The following definitions in the Merger Agreement are hereby amended and restated in its entirety to read as follows:

“Company Outstanding Shares” means, subject to Section 1.5(e), the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time, (ii) the consummation of the Company Pre-Closing Financing and the issuance of all Company Capital Stock pursuant to the Company Pre-Closing Financing Agreements, and (iii) the issuance of shares of Company Common Stock in respect of all other options, warrants, securities or rights to directly or indirectly receive such shares that will be outstanding immediately after the Effective Time.”

6.    Amendment of Schedule 5.12. Schedule 5.12 to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Directors:
John Howe, III, M.D.
Carol G. Gallagher, Pharm.D.
Carole L. Nuechterlein
Julia C. Owens, Ph.D.
James M. Hindman
Randall W. Whitcomb, M.D.
Mary Lynne Hedley, Ph.D.
Habib Dable

Officers:
Julia C. Owens, Ph.D. - President, Chief Executive Officer
Pharis Mohideen, M.D. - Chief Medical Officer
Jeffery M. Brinza, J.D. - Secretary, Chief Administrative Officer and General Counsel”

7.    Effective Date of this Amendment. This Amendment shall be effective when signed by the Parties hereto.

8.    Reference to the Agreement. On and after the effective date of this Amendment, each reference in the Agreement to “the Agreement,” “this Agreement,” “hereunder” and “hereof” or words of like import shall refer to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
8.    Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

9.    Entire Agreement. The Agreement and the other agreements referred to therein, as amended by this Amendment, set forth the entire understanding of the parties thereto relating to the subject thereof and hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof or thereof.

10.    Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]
IN WITNESS WHEREOF, the undersigned have caused this FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be duly executed and effective as of the day and year first above written.

MILLENDO THERAPEUTICS, INC.,
a Delaware corporation

By: /s/ JULIA OWENS
Name: Julia Owens
Title: Chief Executive Officer

OVASCIENCE, INC.,
a Delaware corporation

By: /s/ CHRISTOPHER KROEGER
Name: Christopher Kroeger
Title: President and Chief Executive Officer

ORION MERGER SUB, INC.
a Delaware corporation

By: /s/ CHRISTOPHER KROEGER
Name: Christopher Kroeger
Title: President